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                                                                   EXHIBIT 23.10

         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

         We hereby consent to (i) the inclusion of our opinion letters, dated February 11, 2000, to the Board of Directors of World Access, Inc., a Delaware Corporation (the "Company"), as Annex C and Annex D to the Joint Proxy Statement/Prospectus of the Company relating, respectively, to the proposed merger of the Company with STAR Telecommunications, Inc. and the proposed merger of the Company with Communications TeleSystems International, which does business as WorldxChange Communications, and (ii) all references to DLJ in the sections captioned "Opinion of World Access' financial advisor regarding the STAR merger" and "Opinion of World Access' financial advisor regarding the WorldxChange merger," of the Joint Proxy Statement/Prospectus of the Company which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Any other use of our opinion requires our prior written consent.

                                       DONALDSON, LUFKIN & JENRETTE
                                         SECURITIES CORPORATION



                                       By: /s/ Michael Connelley
                                           --------------------------

New York, New York
September 11, 2000